Exhibit 18.1

May 5, 2015
The Board of Directors and Shareholders of Capital One Financial Corporation
1680 Capital One Drive
McLean, Virginia
22102

Ladies and Gentlemen:
Note 1 of Notes to the Consolidated Financial Statements of Capital One Financial Corporation included in its Form 10-Q for the three month period ended March 31, 2015 describes a change in the method of accounting for qualifying derivative assets and liabilities, as well as the related fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable), for instruments executed with the same counterparty where a right of setoff exists to move from a gross presentation to a net presentation in the consolidated balance sheets. There are no authoritative criteria for determining a ‘preferable’ presentation method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of Capital One Financial Corporation as of any date or for any period subsequent to December 31, 2014, and therefore we do not express any opinion on any financial statements of Capital One Financial Corporation subsequent to that date.

Very truly yours,
/s/ Ernst & Young LLP
McLean, Virginia